Dear Named Fiduciary,
         October 31, 1997
Enclosed is a package of proxy solicitation materials relating to a special meeting of the Fidelity Institutional Cash Portfolios to be held on December 17, 1997. As the Named Fiduciary of your company's retirement plan, you are authorized by virtue of your plan's trust agreement to vote on shareholder proposals affecting the Fidelity Institutional Cash Portfolios: Money Market: Class I. Your plan's unitized stock or GIC investment options use Money Market: Class I to provide a short-term, liquid investment or to maintain a liquidity reserve.
The position that your investment option(s) hold in the Fidelity Institutional Cash Portfolios: Money Market: Class I represent a significant portion of the mutual fund's total assets. For this reason, your prompt response to this proxy solicitation is urgently requested. The mutual fund needs the votes of its shareholders in order to conduct its business efficiently and effectively on behalf of those shareholders. Your prompt response to this proxy solicitation will enable the mutual fund to meet this important mutual fund governance goal.
 The enclosed information contains a complete package of information explaining the proposals. The Board of Trustees of the mutual fund has approved the proposals, and recommends that you vote to approve each one.
 You can vote your shares by completing and signing the enclosed proxy card, and mailing it in the enclosed postage paid envelope. You can also vote your shares by faxing the front and back of your signed proxy card to 1-888-451-8683. If you need any assistance or have any questions regarding the proposals, please call Fidelity at 800-843-3001.
 Please review the materials and return your proxy card today. Again, we'd like to stress that your vote is very important. Thank you for your prompt attention to the proxy solicitation.
Sincerely,
Edward C. Johnson 3d
President